Exhibit 99.1

Westwater Resources Announces Off-Take Sales Agreement with Stellantis for Sale of Graphite from its Kellyton Plant

•	Westwater contracts with Fiat Chrysler Automobiles (“FCA”), a leading manufacturer of electric vehicles and part of Stellantis, to supply natural graphite anode material.

•	With this binding Off-Take Agreement and the previously announced agreement with SK ON, Westwater has now secured off-take agreements for 100% of its Kellyton Phase 1 capacity.

•	With over $120 million into its Kellyton plant, and with these two off-take agreements in place, Westwater is proceeding to secure debt financing to complete construction.

Centennial, CO – July 18, 2024: Westwater Resources, Inc. (NYSE American: WWR), an energy technology and battery-grade natural graphite company (“Westwater Resources” or “Westwater”), today announced the execution of a binding off-take agreement with Fiat Chrysler Automobiles (“FCA”), a leading electric vehicle (“EV”) manufacturer and part of the Stellantis group of companies.

Pursuant to the terms of the Off-Take Agreement, Westwater will supply natural graphite anode material from its Kellyton Graphite Plant located near Kellyton, Alabama to FCA’s battery partner plants located within the U.S. Under the terms of the Off-Take Agreement, FCA will be obligated to purchase, on an annual basis, a quantity of product equal to a percentage of their forecasted volume.

“The contract with FCA is an important achievement for Westwater and a key step in the process of securing the remainder of construction financing for Kellyton Phase I construction,” said Frank Bakker, President and CEO of Westwater Resources.

“We are honored to partner with one of the world’s leading manufacturers of EVs and to assist FCA in securing a U.S.-based supply chain for natural graphite anode material,” added Terence Cryan, Executive Chairman of Westwater.

Jon Jacobs, Westwater’s Chief Commercial Officer, added, “With this deal, Westwater has now secured off-take agreements for 100% of its Kellyton Phase 1 capacity. Our team has worked hard to establish itself as an industry leader in the supply of U.S.-produced natural graphite, and we remain focused on securing additional supply agreements for our expanded Phase 2 volume.”

About Westwater Resources, Inc.

Westwater Resources is an energy technology company that is focused on developing battery-grade natural graphite. Westwater Resources’ primary project is the Kellyton Graphite Processing Plant that is under construction in east-central Alabama. In addition, Westwater Resource’s Coosa Graphite Deposit is the most advanced natural flake graphite deposit in the contiguous United States — and is located across 41,965 acres (~17,000 hectares) in Coosa County, Alabama. For more information, visit westwaterresources.net.

About Stellantis

Stellantis N.V. is a multinational automotive manufacturing corporation formed from the merger in 2021 of the Italian–American Fiat Chrysler Automobiles (“FCA”) and the French PSA Group. The company is headquartered in Amsterdam.

As of 2023, Stellantis was the world's fourth-largest automaker by sales, behind Toyota, Volkswagen Group, and Hyundai Motor Group. In 2023, the company was ranked 61st in the Forbes Global 2000. The company's stock is listed on the Borsa Italiana, Euronext Paris and the New York Stock Exchange.

Stellantis designs, manufactures, and sells automobiles bearing its 14 brands: Abarth, Alfa Romeo, Chrysler, Citroën, Dodge, DS, Fiat, Jeep, Lancia, Maserati, Opel, Peugeot, Ram, and Vauxhall. At the time of the merger, Stellantis had approximately 300,000 employees, a sales presence in more than 130 countries, and manufacturing facilities in 30 countries.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “will,” “secure or securing,” and other similar words. Forward-looking statements in this release include, among other things, statements concerning Westwater’s future sales of graphite products to FCA, including the amounts, timing, and types of products included within those sales, Westwater’s expectations with respect to this Off-Take Agreement, Westwater’s process of securing the remainder of construction financing for Kellyton Phase I, and Westwater’s status as a leader in the supply of US-produced natural graphite. Westwater cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Westwater; accordingly, there can be no assurance that such suggested results will be realized. Additional risks facing Westwater’s future prospects are discussed in the Westwater Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent securities filings.

Contacts

Westwater Resources, Inc.

Email: Info@WestwaterResources.net

Investor Relations

Email: Investorrelations@westwaterresources.net

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